Exhibit 11.1

INSIDER TRADING POLICY

Originally approved by the Board of Directors on October 11, 2004

Amended with approval of the Board of Directors on May 10, 2024

LETTER FROM THE PRESIDENT

May 10, 2024

To Officer, Directors and Key Employees1 of China Yuchai International Limited:

Subject: Statement of Policies and Procedures of China Yuchai International Limited Governing Material, Non-Public Information and the Prevention of Insider Trading

As an essential part of our work many of us have access to material, non-public information regarding China Yuchai International Limited (together with its subsidiaries, the “Company”). The attached statement sets forth the Company’s policy that neither it, nor any of its officers, directors or employees or their respective family members and household members (collectively, the “Family Members”) or any other individuals or entities (including, for example, a company, partnership or trust) whose transactions in securities any of such officers, directors or employees directs, controls or influences (collectively, the “Affiliated Persons”), may trade in any securities of the Company or any other company when in possession of material, non-public information regarding the Company or such other company. Additionally, except for certain exceptions as specified in the attached statement, neither the Company nor any of its officers, directors or key employees or their respective Family Members or Affiliated Persons may trade in any securities of the Company during the periodic blackout period, beginning one month prior to the expected date of the public release of financial results for each semi-annual period or fiscal year, and ending 24 hours after such financial results are officially released to the public, whether or not the Company or any of its officers, directors or key employees or their respective Family Members or Affiliated Persons is in possession of material, inside information. From time to time, the Company may impose special blackout periods during which persons designated by the Legal Department of the Company (the “Legal Department”) are prohibited from trading in the Company’s securities. Furthermore, confidential information cannot be disclosed to anyone outside of the Company, and should only be distributed within the Company to those having a need to know such information. All transactions in Company securities (including without limitation, acquisitions and dispositions of Company shares, the exercise of share options and the sale of Company shares issued upon exercise of share options, and gifts of Company shares) by officers, directors and key employees and their respective Family Members and Affiliated Persons must be pre-cleared by the Corporate Counsel of the Company (or an officer of equivalent competence appointed by the Company as the Compliance Officer).

For purposes of the foregoing and the attached statement, you should assume that information is “material” if a reasonable investor would consider the information to be important in deciding whether to buy, sell, or hold securities of the relevant company or if disclosure of such information would be likely to result in a change in the price of the traded securities. Examples of matters which may be material include, but are not limited to: corporate earnings, earnings forecasts, possible acquisitions or significant financing developments, dividend actions, important business developments, and major litigation developments.

1 If you received a copy of this Memorandum, you are deemed to be a key employee for purposes of the policies and procedures attached hereto.

Any lapse in our adherence to these principles would create the possibility of substantial criminal and civil sanctions under applicable law, both for the individual violating the policy and the Company, and could also form the basis for disciplinary action by the Company, including dismissal for cause.

After you have read the attached statement, the attached acknowledgement form should be detached, signed and returned to the Legal Department at yanhongguo@cyilimited.com. If there is any material in the attached statement which you do not understand, or if you are faced with a situation where you believe you need advice as to the applicability or effect of the attached statement, please contact the Legal Department.

Sincerely

/s/ Weng Ming Hoh

Weng Ming Hoh
President and Director

CHINA YUCHAI INTERNATIONAL LIMITED

STATEMENT OF POLICIES AND PROCEDURES GOVERNING MATERIAL,

NON-PUBLIC INFORMATION AND THE PREVENTION OF INSIDER TRADING

This Statement consists of six sections:

•
Section I provides an overview;
•
Section II sets forth China Yuchai International Limited’s policies prohibiting insider trading;
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Section III explains insider trading;
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Section IV consists of various procedures which have been put in place by China Yuchai International Limited to prevent insider trading;
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Section V explains Rule 10b5-1 trading plans; and
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Section VI refers to the execution and return of a certificate of compliance.
I.
SUMMARY

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of China Yuchai International Limited (together with its subsidiaries, the “Company”) and all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. The term “inside information” refers to information which is (or is considered to be) both “material” and “non-public”. Please refer to Section III below for the relevant definitions. Insider trading is a crime, and the penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to US$5,000,000 for individuals and US$25,000,000 for entities. Insider trading is also prohibited by this Statement and could result in serious penalties, including dismissal.

It should be noted that these policies address compliance with United States laws and the rules of the New York Stock Exchange only. Many other laws, including the laws of Singapore, Bermuda and China, may also be implicated by trading in the securities of the Company.

This Statement applies to all officers, directors and employees of the Company. The Company may also determine that other persons should be subject to this Statement, such as consultants, contractors or advisers who have access to material nonpublic information. Individuals subject to this Statement are responsible for ensuring that family members and members of their households (collectively, the “Family Members”) also comply with this Statement. This Statement also applies to any other individuals or entities (including, for example, a company, partnership or trust) whose transactions in securities any of the officers, directors or employees of the Company directs, controls or influences (collectively, the “Affiliated Persons”), and transactions by these Affiliated Persons should be treated for the purposes of this Statement as if they were for the account of the relevant officer, director or employee, who is responsible for making sure that such Affiliated Persons comply with this Statement. This Statement extends to all activities within and outside an individual’s duties at the Company.

This Statement continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material, non-public information when his or her service terminates, that individual may not engage in transactions in Company securities until that information has become public or is no longer material. The pre-clearance procedures specified under “Pre-Clearance of Securities Transactions” below, however, will cease to apply to transactions in Company securities upon the expiration of any Periodic Blackout Period (as defined below) or special blackout period (as described below) applicable at the time of the termination of service.

Questions regarding this Statement should be directed to the Legal Department of the Company (the “Legal Department”) at yanhongguo@cyilimited.com.

II.
STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No officer, director or employee or any of their respective Family Members or Affiliated Persons shall purchase or sell any type of security or recommend the purchase or sale of any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other entity.

Additionally, no officer, director or key employee or any of their respective Family Members or Affiliated Persons shall purchase or sell any security of the Company during the periodic blackout period (the “Periodic Blackout Period”), beginning one month prior to the expected date of the public release of financial results for each semi-annual period or fiscal year, and ending 24 hours after such financial results are officially released to the public. This Periodic Blackout Period is subject to change as deemed necessary by the Legal Department and approved by the board of directors of the Company. The criteria for classifying employees as “key employees” for purposes of the Periodic Blackout Period is determined by the board of directors of the Company. The Company will advise the employee if he or she is a key employee. If an employee has received a copy of this Statement, he or she is considered to be a key employee. Also, please consult the “Insider Trading Reminders” attached hereto as “Attachment A”. For the purposes of this Statement, a “trading day” is a day on which national stock exchanges are open for trading.

From time to time, other types of material, non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material, non-public information is pending, the Company may impose special blackout periods during which persons designated by the Legal Department are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify those subject to it.

These prohibitions do not apply to:

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exercises of share options or other equity awards or vesting of equity-based awards that, in each case, do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company share option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
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bona fide gifts of the Company’s securities, unless the person making the gift has reason to believe that the recipient intends to sell the securities while the person making the gift possesses material, non-public information, or the person making the gift is a director, officer or key employee or any of their respective Family Members or Affiliated Persons and the sale by the recipient occurs during a Periodic Blackout Period or special blackout period; and
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purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a Periodic Blackout Period or special blackout period and while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was pre-cleared in advance pursuant to this Statement and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Statement. For more information about Rule 10b5-1 trading plans, see Section V below.

No officer, director or employee or any of their respective Family Members or Affiliated Persons shall directly or indirectly communicate (or “tip”) material, non-public information, whether the information relates to a security of the Company or any other entity, to anyone. In addition, material, non-public information should not be communicated to anyone outside the Company under any circumstances, or to anyone within the Company other than on a need-to-know basis.

It is also the policy of the Company that the Company will not engage in transactions in Company securities while the Company is aware of material, non-public information relating to the Company or Company securities or during a Periodic Blackout Period or special blackout period.

III.
EXPLANATION OF INSIDER TRADING

The term “trading” refers to the purchase or sale of a security.

The term “insider trading” refers to the purchase or sale of a security while in possession of “material”, “non-public” information relating to the security.

The terms “securities” or “security” include shares, stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

The terms “purchase” and “sale” are defined broadly under U.S. federal securities laws. The term “purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. The term “sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the grant and exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities (including exchange traded puts, calls or swaps not issued by the Company).

It is generally understood that insider trading includes the following:

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trading by insiders while in possession of material, non-public information;
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trading by persons other than insiders while in possession of material, non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and
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communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.
A.
What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of an entity’s business and to any type of security, debt or equity.

Examples of material information in relation to the securities of an entity include (but are not limited to) facts concerning:

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financial results;
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significant changes in prospects;
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significant write-downs in assets or increases in reserves;
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declaration of and changes in dividends;

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changes in corporate earnings or earnings forecasts, or unusual gains or losses in major operations;
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proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;
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developments regarding significant litigation or government agency investigations;
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major changes in senior management;
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offerings of securities;
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award or loss of a significant contract;
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significant borrowings or financings;
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cyber or other information security breaches;
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defaults on borrowings; and
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bankruptcy.

Material information does not have to be related to an entity’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

Moreover, material information is not limited to historical facts but may also include future events, projections and forecasts. With respect to a future event, such as a merger or acquisition or the introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on an entity’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, one should presume it is material.

A good general rule of thumb: when in doubt, do not trade.

B.
What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered available to the general public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio, audio or television programs, publication in a widely available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. The circulation of rumors, even if accurate and reported in the media, does not necessarily constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market and investors to be able to react to the information. Generally, one should allow 24 hours following publication as a reasonable waiting period before information is considered to be public.

C.
Who is an Insider?

“Insiders” include officers, directors and employees of an entity and anyone else who has material, non-public information about the entity. Insiders of an entity have independent fiduciary duties to the entity and its equity holders not to trade on material, non-public information relating to the entity’s securities. All officers, directors and employees of the Company and their respective Family Members and Affiliated Persons should consider themselves insiders with respect to material, non-public information about the business, activities and securities of the Company. Officers, directors and employees and their respective Family Members and Affiliated Persons may not trade the Company’s securities while in possession of material, non-public information relating to the Company and may not tip such information to anyone outside the Company or to anyone within the Company other than on a need-to-know basis.

D.
Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

E.
Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The U.S. Securities and Exchange Commission (“SEC”) and the U.S. Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the U.S. federal securities laws include:

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SEC administrative sanctions;
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securities industry self-regulatory organization sanctions;
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civil injunctions;

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damage awards to private plaintiffs;
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disgorgement of all profits;
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civil fines for the violator of up to three times the amount of profit gained or loss avoided;
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civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$2,559,636 (subject to periodic adjustment for inflation) or three times the amount of profit gained or loss avoided by the violator;
•
criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity); and
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jail sentences of up to 20 years.

In addition, insider trading violations could result in serious penalties imposed by the Company, including dismissal. A person’s failure to comply with this Statement may subject the person to Company-imposed penalties, whether or not the person’s failure to comply violates any law.

Insider trading violations are not limited to violations of U.S. federal securities laws. Other U.S. federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the U.S. Racketeer Influenced and Corrupt Organizations Act (“RICO”), also may be violated in connection with insider trading.

F.
Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.

G.
Examples of Insider Trading

Examples of insider trading cases include actions brought against: corporate officers, directors and employees who traded a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members, and other tippees of such officers, directors, and employees who traded the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and consequently not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each of the officer and the friend is liable for penalties of up to three times the amount of the friend’s profits. In addition, the officer and his friend are also subject to, among other things, criminal prosecution, as described above.

H.
Prohibition of Records Falsification and False Statements

Section 13(b)(2) of the 1934 Act requires companies subject to the 1934 Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

IV.
STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures.

A.
Identifying Material, Non-Public Information

Prior to directly or indirectly trading any security of the Company by an officer, director or key employee or their respective Family Members or Affiliated Persons, such officer, director or key employee is required to contact the Corporate Counsel of the Company (or an officer of equivalent competence appointed by the Company as the Compliance Officer) (the “Compliance Officer”) (as part of the pre-clearance procedure discussed below in Section D) and make an initial determination whether the Company and/or such officer, director or key employee is in possession of material, non-public information relating to such security. In making such assessment, the explanations of “material” and “non-public” information set forth above should be of assistance. If after consulting with the Compliance Officer it is determined that the Company and/or such officer, director or key employee is in possession of material, non-public information, trading may not occur in such security.

The responsibility for determining whether a person possesses material, non-public information rests with that person, and any action or statement of the Company, the Legal Department, the Compliance Officer or any other employee or director pursuant to this Statement (or otherwise) does not in any way constitute legal advice or insulate a person from liability under applicable securities laws.

B.
Information Relating to the Company
1.
Access to Information

Access to material, non-public information about the Company, including the Company’s business, operations, earnings or prospects, should be limited to officers, directors and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances or to anyone within the Company other than on a need-to-know basis.

In communicating material, non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2.
Inquiries from Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the President or Chief Financial Officer or another appropriate person designated by them.

C.
Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

1.
All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:
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maintaining the confidentiality of Company related transactions;
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conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;
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restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);
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promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
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disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
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restricting access to areas likely to contain confidential documents or material, non-public information;
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safeguarding laptop computers, mobile devices, tablets, memory sticks, CDs and other items that contain confidential information; and
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avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.
2.
Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.
D.
Pre-Clearance of Securities Transactions

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company shares, the exercise of share options and the sale of Company shares issued upon exercise of share options, and gifts of Company shares) by officers, directors and key employees and their respective Family Members and Affiliated Persons (each, a “Pre-Clearance Person”) must be pre-cleared by the Compliance Officer.

A request for pre-clearance in writing (including without limitation by e-mail) should be made at least three business days in advance of the proposed transaction by the relevant officer, director or key employee, and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares or options to be involved. In addition, such officer, director or key employee must confirm to the Compliance Officer that he or she and, if applicable, the relevant Pre-Clearance Person are not aware of material, non-public information about the Company. The Compliance Officer shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the Compliance Officer. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a Periodic Blackout Period or special blackout period before the transaction is effected, the transaction may not be completed.

None of the Company, the Compliance Officer, or the Company’s other officers, directors or employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Section IV.D. Notwithstanding any preclearance of a transaction pursuant to this Section IV.D, none of the Company, the Compliance Officer, or the Company’s other officers, directors or employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

E.
Avoidance of Aggressive or Speculative Trading; Additional Prohibitions

Officers, directors and employees and their respective Family Members and Affiliated Persons should ordinarily not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety. Such activities would include purchasing put or call options, or the writing of such options, engaging in short sales (i.e., selling shares one does not own and borrowing the shares to make delivery) or selling a security within six months of purchase (which is viewed as short-term or speculative transactions).

Securities held in a margin account or pledged as collateral for a loan may be sold by the broker if a person fails to meet a margin call or by the lender in foreclosure if a person defaults on the loan. a Directors, officers and employees and their respective Family Members and Affiliated Persons may not have control over these transactions as the securities may be sold at certain times without their consent. A margin or foreclosure sale that occurs when any such person is aware of material, non-public information may, under some circumstances, result in unlawful insider trading. Because of this danger, directors, officers and employees and their respective Family Members and Affiliated Persons should exercise caution in holding Company’s securities in a margin account or pledging Company securities as collateral for a loan.

Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales pursuant to standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee or any of their respective Family Members or Affiliated Persons possesses material, non-public information. The Company therefore discourages placing standing or limit orders on Company securities.

V.
RULE 10B5-1 TRADING PLANS

Rule 10b5-1 under the 1934 Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Statement must enter into a Rule 10b5-1 plan for transactions in Company securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company securities may occur even when the person who has entered into the plan is aware of material, non-public information.

To comply with the Statement, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1. Any Rule 10b5-1 Plan must be submitted for approval five business days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

VI.
Execution and Return of Certification of Compliance

After reading this Statement, all officers, directors and key employees should execute and return to the Legal Department the Certification of Compliance form attached hereto as “Attachment B”.

Dated: May 10, 2024

ATTACHMENT A

INSIDER TRADING REMINDERS FOR EMPLOYEES,

OFFICERS AND DIRECTORS OF CHINA YUCHAI INTERNATIONAL LIMITED

Before engaging in any transaction in the securities of China Yuchai International Limited (together with its subsidiaries, the “Company”), please read the following:

Both the U.S. federal securities laws and the Company’s policy prohibit transactions in the Company’s securities at a time when you may be in possession of material information about the Company which has not been publicly disclosed. This also applies to your family members and household members, as well as other individuals or entities (including, for example, a company, partnership or trust) whose transactions in securities you direct, control or influence.

Material information, in short, is any information which could affect the price of the securities. Either positive or negative information may be material. Once a public announcement has been made, you should wait a reasonable period of time after the information has been made generally available to the public before engaging in any transaction.

Except for certain exceptions as specified in our Statement of Policies and Procedures Governing Material, Non-Public Information and the Prevention of Insider Trading, neither the Company nor any of its officers, directors or key employees or their respective family members and household members or any other individuals or entities (including, for example, a company, partnership or trust) whose transactions in securities any of such officers, directors or employees directs, controls or influences may trade in any securities of the Company during the periodic blackout period, beginning one month prior to the expected date of the public release of financial results for each semi-annual period or fiscal year, and ending 24 hours after such financial results are officially released to the public. From time to time, the Company may impose special blackout periods during which persons designated by the Legal Department of the Company (the “Legal Department”) are prohibited from trading in the Company’s securities.

Important: All transactions must be pre-cleared with the Corporate Counsel of the Company (or an officer of equivalent competence appointed by the Company as the Compliance Officer) (the “Compliance Officer”).

For further information and guidance, please refer to our Statement of Policies and Procedures Governing Material, Non-Public Information and the Prevention of Insider Trading and do not hesitate to contact the Legal Department at yanhongguo@cyilimited.com.

ALL TRANSACTIONS IN CHINA YUCHAI INTERNAL LIMITED SECURITIES MUST BE PRE-CLEARED BY CONTACTING THE COMPLIANCE OFFICER AT YANHONGGUO@CYILIMITED.COM.

ATTACHMENT B

CERTIFICATION OF COMPLIANCE

RETURN BY ________________, _____

TO	:	Legal Department

FROM	:

RE	:	STATEMENT OF POLICIES AND PROCEDURES OF CHINA YUCHAI INTERNATIONAL LIMITED GOVERNING MATERIAL, NON-PUBLIC INFORMATION AND THE PREVENTION OF INSIDER TRADING (DATED: MAY 10, 2024)

I have received, reviewed and understand the above-referenced Statement of Policies and Procedures and hereby undertake, as a condition to my present and continued employment at China Yuchai International Limited, to comply fully with the policies and procedures contained therein.

Signature	Date

Title